Exhibit 99(1)

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey  07424

FOR IMMEDIATE RELEASE

Contact:	James P. Reilly	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL REPORTS EPS OF

$0.29 VS.$0.18 ON 23% INCREASE IN

NET SALES FOR QUARTER ENDED

 OCTOBER 31, 2004

                LITTLE FALLS, New Jersey (December 2, 2004) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported net income of $3,107,000, an increase of 73%, or $0.29 per diluted share, on sales of $45,342,000, an increase of 23%, for its first quarter ended October 31, 2004, as compared with net income of $1,795,000, or $0.18 per diluted share, on sales of $36,849,000 for the quarter ended October 31, 2003.  Of the 23% increase in net sales, 20% was from the Company’s core businesses and 3% was from the Saf-T-Pak acquisition in June 2004.

                The Company further reported that its balance sheet at October 31, 2004 included current assets of $76,796,000, a current ratio of 2.76:1, a ratio of funded debt to equity of .23:1 and stockholders’ equity of $92,067,000.

                Mr. James P. Reilly, President and Chief Executive Officer of CANTEL, commented, “Increased sales and generally improved gross margins of our core business segments contributed to the outstanding operating results for our first quarter ended October 31, 2004.”   Reilly added, “With the first quarter results as a base and the anticipated improvement from our restructured water treatment and filtration group, we expect continued strong operating results for the balance of fiscal 2005.”  Reilly further added, “We are continuing to aggressively search for acquisitions of companies providing products and services in the infection prevention and control markets.”

Cantel Medical Corp., a healthcare company, is a leading provider of infection prevention and control products, which include specialized medical device reprocessing systems for renal dialysis and endoscopy, water treatment systems, sterilants, diagnostic imaging and therapeutic medical equipment primarily focused on endoscopy, hollow fiber membrane filtration and separation technologies for medical and non-medical applications, and specialized packaging for infectious and biological specimens.  The Company also sells scientific instrumentation products and provides technical maintenance services for its products.

                The Company will hold a conference call to discuss the results for the first quarter ended October 31, 2004 on Thursday, December 2, 2004 at 11:00 AM Eastern time.  To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call.  If you are unable to participate, a digital replay of the call will be available from Thursday, December 2 at 2:00 PM through midnight on December 3, by dialing 1-877-660-6853 and using passcode #1628 and conference ID #126397.  The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.vcall.com/CEPage.asp?ID=90032. A replay of the webcast will be available on Vcall for 30 days.

                For further information, visit the Cantel Web site at www.cantelmedical.com.

This press release contains forward-looking statements.  All forward-looking statements involve risks and uncertainties, including, without limitation, the risks detailed in the Company’s filings and reports with the Securities and Exchange Commission.  Such statements are only predictions, and actual events or results may differ materially from those projected.

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	October 31,	July 31,
	2004	2004
Assets
Current assets	$76,796	$73,863
Property and equipment, net	22,930	22,715
Intangible assets	14,145	13,897
Goodwill	34,373	33,330
Other assets	2,470	2,562
	$150,714	$146,367

Liabilities and stockholders’ equity
Current liabilities	$27,794	$27,128
Long-term liabilities	30,853	32,728
Stockholders’ equity	92,067	86,511
	$150,714	$146,367

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended
	October 31,
	2004	2003

Net sales	$45,342	$36,849

Cost of sales	28,127	23,676

Gross profit	17,215	13,173

Operating expenses:
Selling	5,408	4,700
General and administrative	5,450	4,174
Research and development	984	1,070
Total operating expenses	11,842	9,944

Income before interest and income taxes	5,373	3,229

Interest expense - net	351	415

Income before income taxes	5,022	2,814

Income taxes	1,915	1,019

Net income	$3,107	$1,795

Earnings per common share - diluted	$0.29	$0.18

Weighted average shares - diluted	10,589	9,889